Synergetics Reports First Fiscal Quarter 2014 Results

O'FALLON, MO -- (Marketwired - December 09, 2013) - Synergetics USA, Inc. (NASDAQ: SURG), a medical device company that designs, manufactures, and markets innovative surgical devices for ophthalmic and neurosurgical applications, today reported growth in sales and reported gross profit, operating margin, income from continuing operations and net income for the first quarter ended October 31, 2013.

First Quarter Summary:

  Total sales were $15.5 million, a year-over-year increase of 6.2%.
  OEM sales increased 19.1% and Ophthalmic sales declined 1.9% year-over-year.
  Domestic product sales increased 9.6% and International sales declined 3.4% year-over-year.
  Disposable products sales increased 13% and capital equipment sales declined 31.6% year-over year.
  GAAP EPS was $0.04 compared to $0.05 for the first quarter of last year.
  Cash flow from operations was $1.5 million compared to a loss of $103,000 last year.

"We had a solid start to the fiscal year highlighted by strong OEM revenue growth, contributions from our recent acquisition of M.I.S.S. Ophthalmics Limited and notable cash flow from operations compared to last year," stated Dave Hable, President and CEO of Synergetics USA, Inc. "We continue to see progress in our commercialization of VersaVIT™, our innovative, portable vitrectomy machine, and related disposable products which offset ongoing weakness in our ophthalmic business again this quarter. We look forward to building on this solid start to fiscal year 2014 driven by increasing contributions to top-line results from new products, like our VersaVIT™ franchise, steady demand from our OEM partners and improving profitability and financial performance as we progress through the remainder of the fiscal year."

First Quarter Results

First quarter sales increased 6.2% to $15.5 million compared to $14.6 million in the first quarter of fiscal 2013. The increase in first quarter sales from last year was due primarily to growth in OEM sales.

  Total Ophthalmic sales declined 1.9% to $8.5 million compared to $8.7 million in the first quarter of fiscal 2013. Domestic ophthalmic sales decreased 0.8% in the first quarter of fiscal 2014, primarily due to the decreased sales of base business capital equipment and disposables, partially offset by increased sales of procedural kits. International ophthalmic sales decreased 3.4% in the first quarter of fiscal 2014, primarily due to decreased sales of capital equipment and base business disposables, partially offset by sales from our acquisition of M.I.S.S. Ophthalmics.

  Total OEM sales increased 19.1% to $6.8 million compared to $5.7 million in the first quarter of fiscal 2013. The increase in OEM sales benefited from strong volumes of disposable products sold to Codman & Shurtleff, Inc. OEM sales also included deferred revenue of $322,000 recognized in the first quarter of fiscal 2014 compared with $322,000 in the first quarter of fiscal 2013.

  Disposable product sales grew 13.0%, or $1.6 million, to $13.8 million in the first quarter of fiscal 2014 compared to the first quarter of fiscal 2013. Disposable sales accounted for approximately 88.6% of total sales in the first quarter of fiscal 2014.

  Capital equipment sales totaled $1.4 million in the first quarter of fiscal 2014 compared to $2.1 million in the first quarter of fiscal 2013.

Gross profit for the first quarter of fiscal 2014 rose to $8.9 million, or 57.5% of sales, compared to $8.5 million, or 58.0% of sales, in the first quarter of fiscal 2013. The decline in gross profit margin in the first quarter of fiscal 2014 was driven by a shift in the mix to OEM sales versus the prior year period.

Research and development expenses rose to $1.2 million, or 7.7% of net sales. The Company's R&D investment is driven by the opportunities to develop new products to meet the needs of its surgeon customers. Sales and marketing expenses increased to $3.6 million, or 23.0% of sales, this year, compared with $3.3 million, or 22.3% of net sales, for the same period last year. General and administrative expenses increased to $2.6 million, or 17.0% of net sales, for the first quarter of fiscal 2014, compared with $2.4 million, or 16.5% of net sales, for the same period last year. The increase in sales and marketing and G&A expenses was primarily due to the additional expenses related to our recent acquisition of M.I.S.S. Ophthalmics. Total operating expenses included $125,000 in the first quarter of fiscal 2014 related to the medical device excise tax which the Company began paying in January 2013.

Operating income for the first quarter of fiscal 2014 declined to $1.4 million compared to $1.9 million in the first quarter of fiscal 2013. Net income for the first quarter of fiscal 2014 declined 30.8% to $0.9 million, or $0.04 per diluted share, compared to $1.4 million, or $0.05 per diluted share, compared to the first quarter of fiscal 2013.

As of October 31, 2013, the Company had approximately $13.5 million in cash and no interest-bearing debt on its balance sheet.

Conference Call Information

Synergetics USA, Inc. will host a conference call on Monday, December 9, 2013 at 4:00 p.m. Central Time (5:00 p.m. Eastern). The toll free dial-in number to participate live on this call is (800) 588-4973, confirmation code 36213533. For callers outside the U.S., the number is (847) 230-5643. Participants are encouraged to email questions to investorinfo@synergeticsusa.com. The conference call will also be simulcast live at http://www.synergeticsusa.com. An online replay will be available on the Company's website for approximately 30 days.

About Synergetics USA, Inc.

Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative surgical devices, capital equipment, accessories and disposables of the highest quality in order to assist and enable surgeons who perform surgery around the world to provide a better quality of life for their patients.

Synergetics USA, Inc. (the "Company") is a leading supplier of precision surgical devices. The Company's primary focus is on the disciplines of ophthalmology and neurosurgery. The Company's distribution channels include a combination of direct and independent sales distributor organizations, both domestically and internationally, and important strategic alliances with market leaders. The Company's product lines focus upon precision engineered, disposable and reusable devices, surgical equipment, procedural kits and the delivery of various energy modalities for the performance of surgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency energy for electrosurgery and lesion generation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company's website address is http://www.synergeticsusa.com.

Forward-Looking Statements

Some statements in this release may be "forward-looking statements" for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue" or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company's Annual Report on Form 10-K for the year ended July 31, 2013, as amended, as updated from time to time in our filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

                   Synergetics USA, Inc. and Subsidiaries
    Condensed Consolidated Statements of Income and Comprehensive Income
                                 (Unaudited)
                Three Months Ended October 31, 2013 and 2012
          (Dollars in thousands, except share and per share data)

                                     Three Months Ended  Three Months Ended
                                      October 31, 2013    October 31, 2012
                                     ------------------  ------------------
Net sales                            $           15,530  $           14,620
Cost of sales                                     6,606               6,147
                                     ------------------  ------------------
    Gross profit                                  8,924               8,473
                                     ------------------  ------------------
Operating expenses
  Research and development                        1,197                 861
  Sales and marketing                             3,576               3,263
  Medical device excise tax                         125                  --
  General and administrative                      2,635               2,408
                                     ------------------  ------------------
                                                  7,533               6,532
                                     ------------------  ------------------
    Operating income                              1,391               1,941
                                     ------------------  ------------------
Other income (expenses)
  Investment income                                   4                   7
                                     ------------------  ------------------
  Miscellaneous                                      --                  (3)
                                     ------------------  ------------------
                                                      4                   4
    Income from operations before
     provision for income taxes                   1,395               1,945
Provision for income taxes                          460                 593
                                     ------------------  ------------------
    Net income                       $              935  $            1,352
                                     ==================  ==================
Earnings per share:
  Basic earnings per share           $              .04  $             0.05
                                     ==================  ==================
  Diluted earnings per share         $              .04  $             0.05
                                     ==================  ==================

  Basic weighted average common
   shares outstanding                        25,294,020          25,160,757
  Diluted weighted average common
   shares outstanding                        25,380,940          25,286,184

Net income                           $              935  $            1,352
Foreign currency translation
 adjustment                                         175                  70
                                     ------------------  ------------------
Comprehensive income                 $            1,110  $            1,422
                                     ==================  ==================

                   Synergetics USA, Inc. and Subsidiaries
                   Condensed Consolidated Balance Sheets
            As of October 31, 2013 (Unaudited) and July 31, 2013
                 (Dollars in thousands, except share data)

                                                  October 31,    July 31,
                                                     2013          2013
                                                 ------------  ------------
Assets
Current Assets
  Cash and cash equivalents                      $     13,537  $     12,470
  Accounts receivable, net of allowance for
   doubtful accounts of $555 and $495,
   respectively                                        12,730        14,425
  Inventories                                          16,029        14,825
  Income taxes refundable                                  --           254
  Prepaid expenses                                      1,381           996
  Deferred income taxes                                 1,887         1,827
                                                 ------------  ------------
    Total current assets                               45,564        44,797
Property and equipment, net                             8,998         8,962
Intangible and other assets
  Goodwill                                             12,228        12,155
  Other intangible assets, net                         11,603        11,715
  Deferred income taxes                                 3,405         3,557
  Patents, net                                          1,440         1,411
  Cash value of life insurance                             96            96
                                                 ------------  ------------
    Total assets                                 $     83,334  $     82,693
                                                 ============  ============
Liabilities and stockholders' equity
Current Liabilities
  Accounts payable                                      3,109         3,237
  Accrued expenses                                      3,203         3,486
  Income taxes payable                                     81            --
  Deferred revenue                                      1,288         1,288
                                                 ------------  ------------
    Total current liabilities                           7,681         8,011
                                                 ------------  ------------
Long-Term Liabilities
  Deferred revenue                                     14,208        14,530
                                                 ------------  ------------
    Total long-term liabilities                        14,208        14,530
                                                 ------------  ------------
    Total liabilities                                  21,889        22,541
                                                 ------------  ------------
Commitments and contingencies
Stockholders' Equity
  Common stock at October 31, 2013 and July 31,
   2013, $0.001 par value, 50,000,000 shares
   authorized; 25,296,106 and 25,292,960 shares
   issued and outstanding, respectively                    25            25
  Additional paid-in capital                           27,673        27,489
  Retained earnings                                    34,031        33,097
  Accumulated other comprehensive loss:
  Foreign currency translation adjustment                (284)         (459)
                                                 ------------  ------------
    Total stockholders' equity                         61,445        60,152
                                                 ------------  ------------
    Total liabilities and stockholders' equity   $     83,334  $     82,693
                                                 ============  ============

                   Synergetics USA Inc. and Subsidiaries
        Condensed Consolidated Statements of Cash Flows (Unaudited)
                Three Months Ended October 31, 2013 and 2012
                 (Dollars in thousands, except share data)

                                     Three Months Ended  Three Months Ended
                                      October 31, 2013    October 31, 2012
                                     ------------------  ------------------
Cash Flows from Operating Activities
  Net income                         $              935  $            1,352
  Adjustments to reconcile net
   income to net cash used in
   operating activities
    Depreciation                                    266                 305
    Amortization                                    180                 161
    Provision for doubtful accounts
     receivable                                      56                  (3)
    Stock-based compensation                        184                 243
    Deferred income taxes                            92                  97
Changes in assets and liabilities
  (Increase) decrease in:
    Accounts receivable                           1,629                (169)
    Inventories                                  (1,152)             (1,577)
    Prepaid expenses                               (236)               (229)
  (Decrease) increase in:
    Accounts payable                               (135)                 31
    Accrued expenses                               (267)                (42)
    Deferred revenue                               (322)               (322)
    Income taxes payable                            300                  50
                                     ------------------  ------------------
      Net cash provided by (used in)
       continuing operating
       activities                                 1,530                (103)
                                     ------------------  ------------------

Cash Flows from Investing Activities
    Purchase of property and
     equipment                                     (302)               (106)
    Acquisition of patents and other
     intangibles                                    (82)                (78)
                                     ------------------  ------------------
      Net cash used in continuing
       investing activities                        (384)               (184)
                                     ------------------  ------------------

Foreign exchange rate effect on cash
 and cash equivalents                               (79)                (69)
                                     ------------------  ------------------
Net increase (decrease) in cash and
 cash equivalents                                 1,067                (356)
Cash and cash equivalents
    Beginning                                    12,470              12,680
                                     ------------------  ------------------
    Ending                           $           13,537  $           12,324
                                     ==================  ==================

SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O'Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Pamela G. Boone
Chief Financial Officer